EXHIBIT 10.27
AGREEMENT dated the 15th day of October 2004 between
BRISTOW HELICOPTER GROUP LIMITED a Company incorporated under the Companies Acts and having its registered office at Redhill Aerodrome, Redhill, Surrey (hereinafter called “the Company”) of the first part
and
Richard David Burman of 8, Moray Place, Aberdeen AB15 4AF (hereinafter called the “Executive”) of the second part
WHEREAS the Executive is employed by the Company and it is desired to regulate the terms of the Executive’s employment with the Company.
NOW IT IS HEREBY AGREED as follows:
1.	APPOINTMENT

The Company agrees to employ the Executive as Managing Director of the Company (“the Appointment”) and the Executive accepts the Appointment and agrees to serve the Company upon the terms set out in this Agreement and the Schedule hereto. The Executive will report directly to the Board of Directors of Bristow Aviation Holdings Limited or their authorised nominee (“Board”).

2.	PERIOD

The Appointment shall commence on 15th October 2004 and (subject to the provisions in Clause 14 for earlier termination of this Agreement) shall continue unless terminated by either:
(i)	the Executive giving to the Company not less than 12 months previous notice in writing to that effect; or

(ii)	the Company giving to the Executive not less than 12 months previous notice in writing to that effect.

The appointment shall terminate upon the Executive attaining the age of 60 years.
3.	DUTIES OF EXECUTIVE

During the continuance of the Appointment the Executive:
(a)	shall perform the duties set out in the Schedule which may be amended by the Company from time to time with the agreement of the Executive:

(b)	shall devote the whole of his time, attention and skill during his agreed hours of work to the duties of the Appointment and shall faithfully, efficiently, competently and diligently perform such duties and exercise such powers as may from time to time be assigned to or vested in him and shall obey all reasonable and lawful directions given to him by or under the authority of the Board of Directors and use all reasonable endeavours to promote and extend the Company’s business, to protect and further the interest and reputation of the Company and its Associated Companies. The agreed hours of work of the Executive shall be normal business hours and such other hours as may be required for the proper performance of the duties of the Appointment. The Working Time Regulations 1998, effective from 1st October 1998, state that a worker’s average working time shall not exceed 48 hours per week on average over a 17 week period, unless the worker agrees in writing that the limit shall not apply. The Executive hereby agrees that there may be occasions when he may work in excess of an average of 48 hours per week. The Executive shall not be entitled to receive any additional remuneration for work outside the normal hours;

(c)	may be required in pursuance of his duties hereunder to perform services not only for the Company but also for any

Associated Company and without further remuneration (except as otherwise agreed) to accept such offices in any Associated Company as the Company may from time to time reasonably require;

(d)	may be required to travel within the United Kingdom and elsewhere abroad in the performance of his duties on such occasions as the Board may from time to time reasonably require. The Executive’s normal place of work shall be at Redhill or at such other place within 50 miles thereof as the Company may reasonably specify or elsewhere as agreed between the Executive and the Company;

(e)	shall not during the term of this Agreement (except with the Company’s prior consent in writing) be directly or indirectly engaged or concerned whether as principal, servant, agent, consultant or otherwise in the conduct of any other business nor shall he be directly or indirectly interested in any such business save through his holding or being interested in investments (quoted or unquoted) not representing more than five per centum of the issued securities of any class of any one company;

(f)	shall abide by the terms and conditions applicable to the Appointment as are contained in the Company Administration Manual which may be reviewed upon request and of which relevant changes will be notified when they occur.
4.	SALARY

During the continuance of the Appointment the Company shall pay to the Executive salary at the rate of £135,000 per annum or such higher rate as may from time to time be agreed such salary to be subject to review annually in accordance with the Company’s normal practice. The said salary (less tax and statutory deductions) shall be payable to the Executive by equal monthly payments in arrears each such payment being made by no later than the last day of each month. The said salary shall be deemed to accrue on a daily basis. The Executive shall also be entitled to be a member of the Incentive Scheme with a target bonus of 40% (in accordance with Company policy from time to time) and will be proposed for membership of the approved Share Option Scheme (in accordance with Company policy from time to time).

5.	EXPENSES

During the continuance of the Appointment the Company shall refund to the Executive subject where appropriate to the production of vouchers, all out-of-pocket expenses reasonably incurred by him in the proper performance of his duties including (but not limited to) expenses of entertainment, hotel, subsistence and travelling in accordance with normal Company procedures.

[written insertion: The Executive will also be reimbursed, subject to the production of vouchers, subscription costs and annual fees for membership of a local club (e.g. golf club)] In addition the Company shall refund to the Executive subject to the production of vouchers, school expenses for the Executive’s son, Jamie Burman, up to the age of eighteen years or the completion of Year 13 whichever is the later date, subject to a maximum payment of £3,000 per term or £9,000 per annum whichever is the lower. In addition the Company shall refund to the Executive subject to the production of vouchers, reasonable removal expenses at the discretion of the Board for one move from Aberdeen to a residence not more than 50 miles from the Company’s Registered Office. [written insertion: Such expenses shall include, but not be limited to, all costs directly related to the sale of the Executive’s residence in Aberdeen as well as those related to the purchase of the Executive’s residence in the Redhill area.] Should the Executive give notice to the Company of termination of employment under Clause 2 of this Agreement within two years of the date of appointment then all expenses paid by the Company to the Executive in respect of removal expenses are recoverable by the Company from the Executive and the Executive agrees that such sums can be deducted from any payments due to the Executive from the Company on such termination.

6.	HOLIDAYS

During the continuance of the Appointment the Executive shall be entitled without loss of remuneration to twenty-five working days holiday in each year (in addition to Bank and other public holidays) to be taken at such time or times as the Board may approve. Neither Saturday nor Sunday shall be regarded as a working day. For the purpose of holiday entitlement the year commences on the date of joining the Company. If employment ceases before the end of such year, any holiday taken in excess of entitlement will be evaluated and deducted from final salary payment. Holiday accrued but not taken will not normally be carried over into the subsequent year.

7.	INCAPACITY

The following are the conditions that govern payment during absence due to sickness and/or accidents.

a)	Periods during which payment of wages or salary will be made

Payment of salary during sickness or accident absences will be made for up to 26 weeks during any one calendar year, i.e. from January to December, or any consecutive period of sickness or accident absence whichever is the greater.

b)	Requalifying for salary payment after entitlement exhausted

For the purpose of calculating entitlement to payment of salary during sickness or accident absences, if the Executive is absent through sickness or accident at the end of a calendar year and has exhausted entitlement to payment during sickness or accident in such calendar year, (or carried entitlement for payment during a consecutive period of absence, from one calendar year to another), he shall have no entitlement to payment during sickness or accident in the next following calendar year until normal duties have been resumed for a period of 2 weeks following a certificate of fitness for duty.

c)	Certification of sickness

A self-certified medical certificate shall be provided by the Executive from the first day of sickness or disability up to and including the 7th day. Thereafter, a medical certificate from a properly qualified medical practitioner shall be provided by the Executive at weekly or other such intervals as may be required by the Company.

8.	PENSIONS & LIFE ASSURANCE

The Company shall contribute an amount equivalent to 12 1/2% of the Executive’s salary as set out in Clause 4 to the Executive’s account in a Group Personal Pension Plan. Such payments shall be made by monthly installments. The Company shall include the Executive in the Company’s Life Assurance arrangements whereby Life Assurance benefit will be payable in an amount of four times salary as set out in Clause 4. If the Executive dies whilst in the employment of the Company payment of any benefit is subject to the insurers accepting the claim and making payment to the Company.

9.	MEDICAL EXPENSES INSURANCE

The Executive and his wife and eligible children shall be entitled during the period of the appointment to participate at the Company’s expense in the Company’s private medical expenses scheme subject always to the rules of such scheme.

10.	PERSONAL ACCIDENT INSURANCE

Subject to the conditions set out below Personal Accident Benefit will be payable in an amount of four times salary as set out in Clause 4 if the Executive suffers accidental bodily injury during the course of employment with the Company which results in:
(i)	Death — (such benefit being additional to any life assurance payment being payable in accordance with Clause 8).

(ii)	Disablement — loss of one or two limbs (loss of use or separation above wrist or ankle).

(iii)	Disablement — loss of sight of one or both eyes (total or permanent).

(iv)	Permanent disablement from any other cause precluding the Executive from carrying out his normal duties.
     The following conditions apply:

a)	The Company insures the benefit referred to above and accordingly the provisions of this schedule are intended only as a guide to the cover. Payment of any benefit is subject to the insurers accepting the claim and making payment to the Company.

b)	The death or disablement must have resulted from an accident occurring during the period of employment.

c)	1) Immediate notice must be given to the Company of any accident likely to result in a claim under this Clause.
2)	The death or disablement must have occurred within 36 months of the date of the accident.
d)	No benefit will be payable if (amongst other things) the Executive caused or contributed to the death, disablement or accident by intentional self-injury, suicide or attempted suicide, deliberate exposure to danger (except in an attempt to save human life or prevent the destruction of property) or any criminal act. Further details of the exceptions are set out in the Company Administration Manual. However the policy wording itself should be referred to for the definitive terms and conditions.

e)	Any benefit payable under this Clause will be paid to the Executive or his personal representatives provided that the Company may within 6 years after the accident, if the Company shall in its absolute discretion think fit, pay the benefit instead to any one or more of the wife, widow, child or children or other relations of the Executive or any other person who in the opinion of the Company was dependant on the Executive.

f)	If any other claim against the Company in connection with the accident, death or disablement is made by the Executive, his personal representatives or any other person, then:
1)	Any benefit otherwise payable under this claim shall be reduced by any amount previously recovered in respect of such other claim.

2)	Any benefit already paid under this clause shall, to the extent of any award made against the Company in respect of such other claim, either be recoverable by the Company or set against any such award at the Company’s option.
11.	MOTOR CAR

For the purpose of enabling the Executive properly to perform his duties hereunder, subject to the Executive holding a current full drivers licence the Company shall pay a car allowance to the value of Category A of the Company car policy, currently £908 per month.

12.	REDRESS OF GRIEVANCE AND DISCIPLINARY RULES

The Executive’s route of appeal in respect of grievance to any employment issue will always be to the Board. Details of grievance and disciplinary procedures will be found in the Company Administration Manual.

13.	NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

a)	The Executive shall not directly or indirectly divulge or communicate to any person (other than those within the employment of the Company whose province it is to know the same or with the prior authority of the Company) nor shall he make use of any of the trade secrets, designs, techniques, design improvements, know-how, business information, methods, lists or other confidential information of the Company or of any Associated Company or of their respective customers which he may (whether heretofore or hereafter) have received or obtained while in the service of the Company or of any Associated Company. This restriction shall continue to apply after the termination of the Appointment.

b)	The Executive shall use all reasonable endeavours to prevent the publication or disclosure of any of the trade secrets or other confidential information of the Company or of any Associated Company whether relating to its trade dealings, financial affairs or otherwise which he may have received or obtained or may hereafter receive or obtain while in the service of the Company or of any Associated Company.

14.	TERMINATION

Without in any way limiting any rights of the Company this Agreement shall be subject to termination by the Company by summary notice in writing if the Executive:

(i)	shall have committed any serious breach of any term of this Agreement; or

(ii)	shall have been guilty of gross misconduct which brings the Company or any associated company into disrepute; or

(iii)	shall have been found guilty of any major criminal offence resulting in a custodial penalty; or

(iv)	shall have been permanently admitted to hospital under the provisions of any statute relating to mental health; or

(v)	shall have become bankrupt or made any formal arrangement or composition with his creditors generally.

15.	PROVISIONS ON TERMINATION

All drawings, designs, photographs, plans, models, blueprints, reports, manuals, files, notes, accounts, documents or other material and all notes and memoranda of any trade secrets or confidential information of the Company or of any Associated Company as shall have been made or received by the Executive during the course of his employment (whether heretofore or hereafter) are and shall be the property of the Company and shall be surrendered by the Executive to someone duly authorised by the Company upon the termination of this Agreement or at the request of the Board at any time during the course of his employment hereunder.

16.	NON-COMPETITION

a)	In this Clause the expression “the Termination Date” means the date on which this Agreement shall determine irrespective of the cause or manner.

b)	Since the Executive has obtained or is likely to obtain in the course of his employment with the Company knowledge of trade secrets, designs, design improvements, know-how, techniques, methods, lists and other confidential information relating to the Company and any Associated Company and also to their respective customers he hereby agrees that in addition to the restrictions contained in Clause 13 of this Agreement he hereby covenants and undertakes with the Company and so that each covenant and undertaking below shall be a further and separate and severable obligation and without prejudice and in addition to all other like obligations already or hereafter so undertaken by the Executive that he will not whether on his own account or jointly with or as manager, agent officer, employee, shareholder or otherwise on behalf of any other person, firm or company, and whether directly or indirectly and without the express prior written consent of the Board:
(i)	during his employment hereunder and for a period of one year following the Termination Date be engaged, concerned or interested in or associated with any business within the United Kingdom which is the same as, or competes with, any business carried on by the Company or any Associated Company on or at any time during the period of three months ending on the Termination Date (“the Relevant Business”);

(ii)	during his employment hereunder;
(aa)	and for a period of one year following the Termination Date, within the United Kingdom carry on or be engaged, concerned or interested in the sale of goods or provision of services of a kind supplied by the Company or any Associated Company in connection with its Relevant Business, to any person, firm or company which has at the time within the period of two years preceding the Termination Date been a customer of, or in the habit of dealing with, such company for such goods or services;

(bb)	and for a period of one year following the Termination Date solicit, interfere with or endeavour to entice away from the Company or any Associated Company any person, firm or company who to his knowledge is or has during the two years preceding the Termination Date been a client, customer, correspondent or agent of, or in the habit of dealing with, such company nor enter into a partnership or any association whether directly or indirectly with any such person;

(cc)	and for a period of one year after the Termination Date, solicit, interfere with or endeavour to entice away from the Company or any Associated Company or offer to employ any person who on or during the twelve months preceding the Termination Date is or was an officer or employee of or full time consultant to, the Company or any Associated Company;
PROVIDED ALWAYS THAT nothing in this Clause shall prohibit the Executive from holding or being interested in investments (quoted or unquoted) not representing more than five percentum of the issued securities of any class or any one company.
(c)	The Executive also covenants and undertakes with the Company (for itself and as agent for each Associated Company) as a further and separate obligation as aforesaid that, save in his proper performance of his duties hereunder, he will not directly or indirectly during his employment hereunder or thereafter make use of any corporate or business name which is identical or similar to or is likely to be confused with the corporate name or any business name of the Company or Associated Company or which might suggest a connection with the same.

(d)	While the restrictions aforesaid are considered by both parties to be reasonable in all circumstances it is recognised that restrictions of the nature in question may fail for technical reasons unforeseen, and accordingly it is hereby declared and agreed that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interest of the Company but would be valid if part of the wording thereof were deleted and/or the periods (if any) thereof reduced and/or area dealt with thereby reduced in scope the said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

(e)	The restrictions set out in this Clause 16 shall not be enforceable by the Company against the Executive in the event of the Appointment being terminated by the Company other than in accordance with the provisions of Clauses 2 and 14 of this Agreement.

17.	INVENTIONS

In view of the fact that the business of the Company and of Associated Companies consists in part in the development and exploitation of inventions, techniques and methods and that it is the Executive’s responsibility to further the interests of the Company and Associated Companies in respect thereof he agrees that each and every discovery by him at any time whether before or after the date hereof but after he becomes an employee of the Company whether capable of being patented or registered or not (and whether or not made or discovered in the course of his employment hereunder) in connection with or in any way affecting or relating to the business of the Company or of any Associated Company or capable of being used or adapted for use therein or in connection therewith shall forthwith be disclosed to the Company and shall belong to and be the absolute property of the Company or such Associated Company as the Company may nominate for the purpose. The Executive hereby irremovably appoints the Company to be his authorised attorney to do all such things and to execute all such documents in his name and on his behalf as may be necessary to secure for the Company the full benefit and advantage of the rights arising under this Clause.

18.	RECONSTRUCTION OR AMALGAMATION

If this Agreement is terminated because of the liquidation of the Company for the purpose of amalgamation or reconstruction and the Executive is offered employment with such amalgamated or reconstructed company in a position and on terms (mutatis mutandis) identical in all respects to the terms of this Agreement, the Executive shall have no claim against the Company in respect of such termination.

19.	DEFINITIONS

(a)	In this Agreement words and phrases defined in Section 736 of the Companies Act 1985 shall bear the same meaning.

(b)	The following expression shall for the purposes of this Agreement have the following meanings:

“Associated Company” means any company which now or from time to time hereafter is:
(i)	a company having an ordinary share capital of which not less than 25 per centum is owned directly or indirectly by the Company or its holding company; or

(ii)	a holding company of the Company or any subsidiary of any such holding company;
and the provisions of Section 838 of the Income and Corporation Taxes Act 1988 shall apply in determining the question of ownership;

“the Schedule” means the Schedule to this Agreement which shall form part of this Agreement and be of full force and effect as though it were expressly set out in the body of this Agreement.

20.	NOTICES

Notices may be given by either party by first class prepaid recorded delivery letter or by facsimile transmission or telex addressed to the other, or by personal delivery at (in the case of a notice to the Company) its registered office for the time being and (in the case of a notice to the Executive) his last known address and in the case of a letter shall be deemed to have been given 72 hours after posting and in the case of facsimile telex or personal delivery shall be deemed to have been given 09.00a.m. on the business day following transmission or delivery as the case may be.

21.	EMPLOYMENT PROTECTION CONSOLIDATION ACT

The information contained herein constitutes a written statement of the terms of the Executive’s employment in compliance with the provisions of the Employment Protection (Consolidation) Action 1978 as amended.

22.	SURVIVAL OF AGREEMENTS

The expiration or determination of this Agreement howsoever arising shall not operate to affect such of the provisions hereof as in accordance with their terms are expressed to operate or have effect thereafter.

23.	ENTIRE AGREEMENT

This Agreement is in substitution for all previous contracts of service between the Company or any Associated Company and the Executive that shall be deemed to have been terminated by mutual consent as from the date on which this Agreement is deemed to have commenced. The Executive acknowledges that he has no claim against the Company or any Associated Company (or against any of their respective assets) arising under or out of any such contract.

24.	NON-WAIVER

No failure of the Company to exercise, nor any delay in exercising, any right hereunder shall operate as a waiver or that or any other right or remedy of the Company, nor shall any partial exercise preclude any further or other exercise.

25.	PROPER LAW

This Agreement shall be governed by and construed in accordance with English Law.

IN WITNESS WHEREOF this Agreement consisting of this and the preceding 11 pages together with the Schedule is executed as follows:
Signed for BRISTOW HELICOPTER GROUP LTD
/s/ Allan Blake
in the presence of:
/s/ Lyn Stringer
Signed by the said Richard Burman
/s/ Richard Burman
in the presence of:
/s/ Carol Burman

SCHEDULE
Managing Director, Bristow Helicopter Group Limited
Job Description
Responsible to: the Chairman of the Board of Directors of Bristow Aviation Holdings Limited or his authorised nominee (“the Board”).
For the purposes of this Job Description, “the Companies” includes those services provided by any associated or affiliated companies of Bristow Helicopter Group Limited or Bristow Aviation Holdings Limited.
The Managing Director shall ensure:
1.	The effective and safe operation of the Companies, to be managed and operated in compliance with the Company’s Operations and Safety Manuals or the terms and conditions of service contracts between the Companies and their clients or the provisions of relevant statutory or regulatory provisions whichever is the more stringent. Where there is any risk of non-compliance with relevant statutory, regulatory or client requirements, the Board must be informed immediately.

2.	The Companies are staffed with appropriate skills to meet short and long term business needs.

3.	The Companies are properly structured and adequately informed to undertake the responsibilities and tasks required of the Companies.

4.	Potential customers of the Companies are identified and notified to the Board and that quotations for potential customers are prepared and approved by the Board.

5.	The maintenance and provision to the Board of monthly management accounts.

6.	All invoices and expense claims submitted by the Managing Director are approved by a nominee of the Board.

7.	The provision of financial information to in accordance with the schedule required by the Board.

8.	Compliance with such delegated authority requirements as may from time to time be approved by the Board.

9.	Immediate reporting to the Board of the following matters relating to the Companies:
a.	Any issue that affects or could affect the safe operation of helicopter and fixed wing operations including any accidents or incidents that caused injury to individuals or damage to aircraft and any insured claim or any near misses that could have led to such an accident or incident;

b.	Any issues of actual, alleged or suspected financial impropriety or any indication that the Companies could be or are at risk of trading whilst insolvent;

c.	Any changes in senior personnel or Directors of the Companies.

d.	Any indication of potential or actual material litigation by any party against the Companies.

e.	Any absence from work of the Managing Director of more than three days duration, and any other period of time when the Managing Director is unavailable for work.
10.	The provision of such reports on a regular or ad hoc basis as may be required by the Board.

11.	That any other responsibilities that may from time to time be agreed by the Board are met.

12.	The Companies and the Managing Director do not, without Board consent,
a.	Borrow any sums in aggregate in excess of £[to be agreed by the Board] at any time;

b.	Make any loan or advance to a Shareholder or receive any loan or advance from a Shareholder of any amount;

c.	Make any loan or advance or otherwise give credit (other than credit given in the normal course of Company business) to any person except for the purpose of making deposits with its bankers;

d.	Give any guarantee bond or indemnity in respect of or to secure the liabilities or obligations of any person;

e.	Create or issue any debenture mortgage charge or other security over any assets of the Companies except for the purpose of securing sums borrowed by the Companies from their bankers in the ordinary and usual course of business;

f.	Undertake in any Financial Year or part of a Financial Year any single item or series of items of capital expenditure (including finance leases but excluding operating leases as respectively defined in SSAP 21) involving an aggregate liability during that Financial Year in excess of £[to be agreed by the Board];

g.	Enter into any operating lease (as defined in SSAP 21) either as lessor or lessee of any property plant or equipment of a duration exceeding five years or involving aggregate premium and annual rental payments for the operating lease in question in excess of £[to be agreed by the Board];

h.	Appoint any person to the Board;

i.	Enter into or make any material change to any contract or transaction:
a.	with any of the parties or their respective Affiliates; or

b.	except on normal arm’s length commercial terms; or

c.	which involves aggregate revenues or expenditure in excess of £[to be agreed by the Board];
j.	Enter into or make any material change to any contract of employment with any senior manager of the Companies (whatever his title or job description);

k.	Engage any new employee or consultant at a salary or fee in excess of £[to be agreed by the Board] per annum or dismiss any employee with a salary in excess of £[to be agreed by the Board] per annum.